EXHIBIT 99.1


FIRST                                                                      FOR

FEDERAL                                                              IMMEDIATE

BANCSHARES                                                             RELEASE
1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601                           FOR FURTHER INFORMATION CONTACT:
                                                 Larry J. Brandt/President-CEO
                                                      Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641


                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                ANNOUNCES STOCK REPURCHASE PROGRAM ACTIVITY

Harrison, Arkansas - November 5, 2003 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation had completed its previously announced stock repurchase. The action, which consisted of a repurchase of 136,441 shares of the Corporation's issued and outstanding shares, commenced on September 24, 2002 and was completed on November 4, 2003. Such shares will be reflected as treasury shares and will be available for general corporate purposes.

In addition, First Federal Bancshares of Arkansas, Inc., announced today that its Board of Directors authorized the repurchase of up to 131,238 shares, or approximately 5 percent, of the Corporation's outstanding common stock.

Repurchases are authorized to be made by the Corporation from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Larry J. Brandt, President/CEO of the Corporation, stated that "the stock repurchase reflects management's commitment to enhance shareholder value. We believe the repurchase of our stock is a wise and prudent use of excess capital."

As of September 30, 2003, the Corporation had total assets of $695.8 million. The Bank, in its 69th year, is a community-oriented institution, which serves its market area from 16 offices in Northcentral and Northwest Arkansas.




















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